EXHIBIT 11.1



                        IWERKS ENTERTAINMENT, INC.

                            EARNINGS PER SHARE
                 (in thousands, except per share amounts)


                                                 For the Three Months   For the Six Months
                                                  Ended December 31,    Ended December 31,
                                                ----------------------  ---------------------
                                                    1997        1996      1997         1996
                                                 ---------     -------  --------     --------

Denominator for Basic Earnings
per Share -  Weighted average
shares outstanding                                  12,161     11,715    12,160        11,675

Effect of dilutive securities:
  Options and warrants                                 (a)         (a)       (a)          660
                                                 ---------    --------  --------     --------

Denominator for Diluted Earnings
per Share                                           12,161      11,715    12,160       12,335
                                                 =========    ========  ========     ========

Net income (loss)                                $  (3,500)    $   (57)  $(4,006)    $    117
                                                 =========     =======  ========     ========


Basic income (loss) per share                    $   (0.29)    $  0.00  $  (0.33)    $   0.01
                                                 =========     =======  ========     ========

Diluted income (loss) per share                  $   (0.29)    $  0.00  $  (0.33)    $   0.01
                                                 =========     ======== ========     ========


(a) These common equivalent shares were antidilutive.